AGREEMENT OF CONVEYANCE, TRANSFER AND ASSIGNMENT OF ASSETS

AND ASSUMPTION OF OBLIGATIONS

THIS AGREEMENT of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (“Transfer and Assumption Agreement”) is made as of July 17, 2019, by  First Jersey Cannabis Corporation and  First Jersey Capital Corporation (“Assignor”), and Northridge Corporation (“Assignee”).

WHEREAS, Assignor has been engaged in the Names of cannabis and hemp product development activities and desires to sell certain   trade and domain name assets (the “Names”); and

WHEREAS, Assignor desires to convey, transfer and assign to Assignee, and Assignee desires to acquire from Assignor, all of the trade and domain name assets of Assignor relating to the operation of the Names, and in connection therewith, Assignee has agreed to assume all of the liabilities of Assignor relating to the Names, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Assignment.

1.1. Assignment of Assets. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Assignor, Assignor does hereby assign, grant, bargain, sell, convey, transfer and deliver to Assignee, and its successors and assigns, all of Assignor’s right, title and interest in, to and under the assets, properties and Names, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Names (the “Assets”), including, but not limited to, the assets listed on Exhibit A hereto.

1.2 Further Assurances. Assignor shall from time to time after the date hereof at the request of Assignee and without further consideration execute and deliver to Assignee such additional instruments of transfer and assignment, including without limitation any bills of sale, assignments of leases, deeds, and other recordable instruments of assignment, transfer and conveyance, in addition to this Transfer and Assumption Agreement, as Assignee shall reasonably request to evidence more fully the assignment by Assignor to Assignee of the Assets.

Section 2. Assumption

2.1 Assumed Liabilities. As of the date hereof, Assignee hereby assumes and agrees to pay, perform and discharge, fully and completely, (i) all liabilities, commitments, contracts, agreements, obligations or other claims against Assignor, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise associated with the Names. Assignor represents that the only liability for maintaining the domain registration fee is the yearly costs associated with ICANN- It is a standard organization which is a core of the domain begins or place where domain derived. ICANN means (Internet Corporation for assigned naming and numbers), It is a non- profit organization which is responsible for maintenance and producer of naming system in the web hosting field. The yearly maintenance cost usually does not exceed $50 per domain name.

2.2 Further Assurances. Assignee shall from time to time after the date hereof at the request of Assignor and without further consideration execute and deliver to Assignor such additional instruments of assumption in addition to this Transfer and Assumption Agreement as Assignor shall reasonably request to evidence more fully the assumption by Assignee of the Liabilities.

Section 3. Headings. The descriptive headings contained in this Transfer and Assumption Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Transfer and Assumption Agreement.

Section 4. Governing Law. This Transfer and Assumption Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within that state, except that any conveyances of leaseholds and real property made herein shall be governed by the laws of the respective jurisdictions in which such property is located.

IN WITNESS WHEREOF, this Transfer and Assumption Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

____________________________

Christopher Netelkos – Assignor

In behalf of First Jersey Cannabis Corporation,

And First Jersey Capital Corporation

_____________________________

Northridge Corporation - Assignee

Christopher Netelkos, President